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                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT is made and entered into effective as of this 2nd day of December, 1998, by and between Young America Corporation, a Minnesota corporation (the "Company") and Roger D. Andersen, an individual resident of Illinois ("Executive").

      WHEREAS, the Company wishes to employ Executive to render services for the Company on the terms and conditions set forth in this agreement, and Executive wishes to be retained and employed by the Company on such terms and conditions.

      NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

      1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this agreement.

      2. Term. Unless terminated at an earlier date in accordance with Section 9 of this agreement, the term of Executive's employment hereunder shall be for a period commencing on the date of this agreement and ending one (1) year from the date hereof. This agreement shall automatically renew for an additional one-year period on the anniversary hereof and each anniversary thereafter unless either party gives the other sixty (60) days advance notice of the desire not to renew the agreement.

      3. Position and Duties.

            3.01 Service with Company. During the term of this agreement, Executive agrees to be the Chief Financial Officer of the Company, reporting to the Chief Executive Officer with responsibility for financial operations within the constraints set by the Board, the Chief Executive Officer and by law.

            3.02 Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the term of this agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this agreement, and that during the term of this agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this agreement.

      4. Compensation.

            4.01 Base Salary. As compensation for services to be rendered by the Executive under this agreement, the Company shall pay to Executive an initial base salary of Two Hundred Ten Thousand Dollars ($210,000), which salary shall be paid on a semi-monthly basis in accordance with the Company's normal payroll procedures and policies. Executive's
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base salary shall be increased each anniversary according to the normal salary guidelines of the Company, but in no event shall such increase be less than 3%.

            4.02 Participation in Benefit Plans. Executive shall be entitled to receive family medical and dental coverage with the normal contribution level for senior managers. Executive shall be entitled to receive life insurance in an amount equal to his base salary. Executive shall be entitled to receive normal Company-paid short-term and long-term disability insurance. Executive shall be eligible to participate in the Company's 401(k) Retirement Plan.

            4.03 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification. The Company also will pay or reimburse Executive for:

            (a) his living expenses (rent, utilities) in the Twin Cities for four (4) months, not to exceed $2,000 per month,

            (b) the carrying costs of Executive's home in Illinois (mortgage, taxes, insurance, routine maintenance) after Executive has purchased a home in Minnesota for a period of up to six (6) months in total.

            (c) the cost of moving Executive's family, furniture, appliances and household goods to Minnesota, not to exceed $20,000,

            (d) travel expenses to and from Illinois for up to sixteen (16) trips, provided that airfare is booked in advance for most favorable rates.

            4.04 Vacation. Executive shall be entitled to four (4) weeks of vacation per year, which shall not be cumulative year to year.

            4.05 Bonus and Incentive Plans.

            (a) 1998 Incentive Bonus. Executive shall be paid a $20,000 sign-on bonus as of the date of execution of this agreement in consideration for the Noncompetition Covenant in Section 7 below.

            (b) Executive Incentive and Profit Sharing Plan. Executive shall be entitled to participate in the Company's Executive Incentive Plan, which will be based upon 50% of Executive's base salary, and the Company's Profit Sharing Plan.

            (c) Stock Options and Stock Purchases. Executive may participate in the


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      Company's Stock Option Plan at such time and pursuant to such terms as determined by the Company's Board of Directors. Executive will be granted an option to purchase 20,000 shares of common stock of the Company with a grant date of December 2, 1998 under the terms of the Young America Holdings 1997 Stock Option Plan. Executive may also have the opportunity to purchase stock of the Company at such time and pursuant to such terms as determined by the Company's Board of Directors.

      5. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of this agreement or at any time thereafter Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or any of its clients which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this agreement, Executive will refrain from any acts that would reduce the value of such knowledge or information to the Company or any of its clients. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this agreement by Executive.

      6. Ventures. If, during the term of this agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this agreement.


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      7. Noncompetition Covenant.

            7.01 Agreement Not to Compete. Executive agrees that, during the term of his employment by the Company and for a period of twelve (12) months after the termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by Executive or the Company), he shall not, directly or indirectly:

            (a) engage in competition with the Company (or any purchaser thereof) in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, consultant, or otherwise) in any phase of the business which the Company is conducting during the term of this agreement, including the design, development, manufacture, use, distribution, marketing, leasing or selling of services, accessories, devices, or systems related to the products or services being sold by the Company, or

            (b) advise any person, entity or company which was a client of the Company during the term of this agreement regarding the services or types of services provided by Company.

            7.02 Geographic Extent of Covenant. The obligations of Executive under Section 7.01 shall apply to any geographic area in which the Company:

            (a) has engaged in business during the term of this agreement through production, promotional, sales or marketing activity, or otherwise, or

            (b) has otherwise established its goodwill, business reputation, or any customer or supplier relations.

            7.03 Limitation on Covenant. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
Section 7.

            7.04 Indirect Competition. Executive further agrees that, during the term of this agreement, he will not, directly or indirectly, assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly; and in particular Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.


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      8. Patent and Related Matters.

            8.01 Disclosure and Assignment. Executive will promptly disclose to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this agreement, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments.

            8.02 Future Developments. As to any future Developments made by Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this agreement, or within six (6) months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this agreement. If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company's principal executive offices). If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

            8.03 Limitation on Sections 8.01 and 8.02. The provisions of Sections 8.01 and 8.02 shall not apply to any Development meeting the following conditions:

            (a) such Development was developed entirely on Executive's own time; and

            (b) such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

            (c) such Development does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstratably anticipated research or development; and

            (d) such Development does not result from any work performed by Executive for the Company.


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            8.04 Assistance of Executive. Upon request and without further compensation therefor, but at no expense to Executive, and whether during the term of this agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto. Notwithstanding the foregoing, if Executive is not employed by Company at the time such assistance is requested, then Executive shall be paid fair compensation if and to the extent such assistance takes more than one day.

            8.05 Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

            8.06 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

      9. Termination.

            9.01 Grounds for Termination. This agreement shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time during such initial term or any extension thereof:

            (a) Executive shall die or become disabled;

            (b) Executive is charged with any offense involving money or property, or any crime that constitutes a felony;

            (c) Executive is involved in theft of any property at work or from another employee, regardless of conviction;


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            (d) Executive violates the specific directions of the Company's
      Chief Executive Officer or Board of Directors, but only if the specific directions are not inconsistent with Executive's fiduciary obligations to the Company;

            (e) Executive violates any of the Company's employee policies;

            (f) The Board of Directors determines that any statement, representation or warranty made to the Company in any employment application or any other document is materially false or misleading;

            (g) Executive is mentally incompetent to perform the services required hereunder as determined by a medical doctor, or Executive refuses to submit to an examination for making such a determination;

            (h) Executive's use of drugs or alcohol in any abusive manner;

            (i) Executive's refusal to perform the duties of the position of Chief Financial Officer; or

            (j) The Board of Directors believes that termination of this agreement is in the best interests of the Company.

Notwithstanding any termination of this agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

      If Executive resigns, he shall give the Company sixty (60) days' notice and will be paid his salary and benefits for such sixty (60)-day period.

            9.02 "Disability" Defined. For the purpose of this agreement, disability shall be defined as failure, because of illness or incapacity, to render services of the character contemplated by this agreement over a period of forty-five (45) days during any ninety (90)-day period. The existence or nonexistence of grounds for termination of this agreement for disability will be determined in good faith by the Board of Directors after notice in writing given to Executive at least ten (10) days prior to such determination. During such ten
(10)-day period, Executive or his designee shall be permitted to make a presentation to the Board of Directors for its consideration.

            9.03 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations


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or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

            9.04 Severance Payments.

      (a) If this agreement is terminated pursuant to Section 9.01(j) above, the Company shall pay Executive as a severance his then current base salary, as defined in Section 4.01, payable in twelve equal monthly installments.

      (b) If Executive has not been promoted to Chief Operating Officer, with "commensurate increase in salary and bonus participation" after three years of continuous employment with the Company, then Executive may, within sixty (60) days after such three year anniversary, give the Company six (6) months written notice of his intent to terminate his employment, and the Company will pay Executive as a severance fifty percent (50%) of his then current base salary, payable in six (6) equal monthly installments beginning one (1) month after the termination of employment. For purposes of this Section, "commensurate increase in salary and bonus participation" shall mean a minimum of twenty percent (20%) salary increase and an increase in bonus eligibility from fifty percent (50%) of base salary to seventy-five percent (75%) of base salary.

      (c) If this agreement is terminated pursuant to Section 9.01(j) above, and if the Company has not successfully completed a firmly underwritten public offering of the Company's common stock registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and if the EBITDA result for the most recent previous twelve (12) months as reflected on the Company's internal unaudited financial statements exceed Eleven Million Dollars ($11,000,000), then the Executive shall be paid an additional severance in a lump sum within sixty (60) days of termination. This payment will equal the following amount: from the prior twelve month EBITDA shall be subtracted $11,000,000, the difference of which shall be multiplied by 1.7%, and the product of which shall be multiplied by the number of complete years of service of Executive, not to exceed four (4), but in no event shall such amount exceed Two Hundred Ten Thousand Dollars ($210,000).

      (d) If this agreement is terminated pursuant to Section 9.01(a) through
(i) above, or if Executive resigns other than due to his failure to be promoted to Chief Operating Officer after three years of continuous employment, Executive shall not be paid any severance and all other benefits shall then cease.


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      10. Miscellaneous.

            10.01 Governing Law. This agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

            10.02 Prior Agreements. This agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this agreement which are not set forth herein.

            10.03 Withholding Taxes. The Company may withhold from any benefits payable under this agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

            10.04 Amendments. No amendment or modification of this agreement shall be deemed effective unless made in writing and signed by the parties hereto.

            10.05 No Waiver. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            10.06 Severability. To the extent any provision of this agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            10.07 Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this agreement, including without limitation the provisions of Sections 5, 7, 8 and 9.03. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.


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            10.08 Assignment. This agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this agreement including this section.

      IN WITNESS WHEREOF, Executive and the Company have executed this agreement as of the date set forth in the first paragraph.


                                        Young America Corporation


                                        By /s/ Charles D. Weil
                                        ---------------------------------
                                        Its Chairman                CEO
                                        [the "Company"]



                                        /s/ Roger D. Andersen
                                        ---------------------------------
                                        Roger D. Andersen
                                        ["Executive"]


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